EXHIBIT 99.1

SGS REPORTS RECORD 2007 REVENUE OF $308.8 MILLION, UP 11.8% VERSUS 2006

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales for 2007 increased by 11.8% versus 2006. Sales for 2007 increased by $32.5 million from $276.3 million in 2006 to $308.8 million for 2007 (all numbers have been adjusted for "discontinued operations"). Discontinued operations show the impact of the previously announced 2/28/07 reduction in SGS' ownership position in the Mozaic Group from 51% to 10%). The increase in year over year sales was in large part due to acquisitions completed in 2006 and 2007 which accounted for $27.8 million of new revenues in 2007 versus 2006. Revenue from continuing operations were up $4.7 million in 2007 versus 2006. Of this $4.7 million increase in revenue from continuing operations, $4.3 million was due to a change in the accounting for shipping and handling.

For the fourth quarter of 2007, sales increased by $7.7 million or 11.1% versus the same period in 2006. Sales during the fourth quarter of 2007 were $76.8 million versus $69.1 million in 2006. Acquisitions accounted for $8.3 million of increased revenue during the fourth quarter of 2007. There was a decrease in revenues from continuing operations in the fourth quarter of 2007 of $0.6 million compared to the fourth quarter of 2006. This decrease was primarily the result of delays of scheduled work into 2008, and some price erosion in current operations, offset partially by a change in the accounting for shipping and handling of $1.1 million.

Net income for 2007 decreased $3.0 million from $0.9 million in 2006 to a negative $2.1 million in 2007. The decline in net income was primarily due to the acquisitions discussed above which added more cost than revenue. Roughly $3.1 million of the increase in cost was the amortization of the deferred acquisition payments for the C. M. Jackson acquisition. This amortization charge had no cash impact. Net income for the fourth quarter of 2007 was down $1.0 million from the same period of 2006 to a negative $1.7 million in 2007 versus a negative $0.7 million in 2006. The decline in income was due to the costs of the acquired businesses running higher than their revenues. The amortization of the C. M. Jackson deferred acquisition payments and certain other acquisition related costs each totaling roughly $1.0 million were the major single factors causing the decline in net income in the fourth quarter of 2007 compared to the same period of 2006.

For 2007, EBITDA (a non-GAAP measure) decreased by $0.8 million from $57.9 million during 2006 to $57.1 million during 2007. EBITDA for 2007 would have been $66.6 million but for the incurrence of $9.5 million in acquisition related costs, management fees and certain other charges the company considers to be restructuring related. Similar charges in 2006 totaled $3.9 million resulting in adjusted EBITDA of $61.8 million for 2006 on a comparable basis. Unadjusted EBITDA in the fourth quarter decreased by $0.3 million, from $13.7 million in 2006 to $13.4 million for 2007. Included in the fourth quarter 2007 EBITDA are costs of $3.6 million related to acquisitions, management fees and certain other charges the company considers to be restructuring related. This compares to only $1.1 million of such costs during the fourth quarter of 2006. The reconciliation of this non-GAAP measure, EBITDA, to a GAAP measure, Net income, is as follows:
	Quarter End 12/31/07 (in millions)	Quarter End 12/31/06 (in millions)	Year Ended 12/31/07 (in millions)	Year Ended 12/31/06 (in millions)
Revenue	$ 76.8	$ 69.1	$ 308.8	$ 276.3
Net income	(1.7)	(0.7)	(2.1)	0.9
Subtract:
Income/(Loss) from Discontinued Operations	--	--	0.7	(0.3)
Add:
Depreciation and amortization	6.7	6.2	23.7	20.1
Other expense	(0.3)	(0.2)	0.5	0.2
Interest expense	9.3	8.9	36.9	35.0
Income tax provision	(0.6)	(0.5)	(1.2)	1.4
EBITDA	$ 13.4	$ 13.7	$ 57.1	$ 57.9

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are reasonably satisfied with our results for 2007. We took a lot of one-time hits in 2007 to acquire and consolidate new businesses, and to restructure and reduce our work force. We now believe we are well positioned for profitable growth in 2008."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:30 AM EDT on March 20, 2007. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 23643492.

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.